Exhibit 99.1

News Release

Enbridge Energy Management Prices Offering of Listed Shares

HOUSTON, TX, September 10, 2013 — Enbridge Energy Management, L.L.C. (NYSE: EEQ) (“Enbridge Management”) announced today that it has priced an underwritten public offering of eight million of its Listed Shares (the “Shares”) for total gross proceeds (before underwriters’ discounts and commissions and estimated offering expenses) of approximately $232 million. The underwriters have offered the Shares at prevailing market prices or otherwise from time to time through the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise. The offering is expected to close on September 13, 2013, subject to customary closing conditions. Enbridge Management also granted the underwriters a 30-day option to purchase up to an additional one million Shares.

Net proceeds from the offering, including the proceeds from any exercise of the option to purchase additional Shares, will be used to invest in an equal number of i-units of Enbridge Energy Partners, L.P. (NYSE: EEP) (“Enbridge Partners”). Enbridge Partners will utilize such proceeds to repay commercial paper, to finance a portion of its capital expansion program relating to its core liquids and natural gas systems and for general partnership purposes. Some or all of the net proceeds of this offering may be invested temporarily in short-term investment grade securities pending their use for such purposes.

Citigroup, J.P. Morgan, Morgan Stanley, BofA Merrill Lynch, Barclays, Credit Suisse, Deutsche Bank Securities, Goldman, Sachs & Co., RBC Capital Markets, UBS Investment Bank and Wells Fargo Securities are serving as joint book-running managers for the offering. The offering is made pursuant to effective shelf registration statements and a prospectus filed by Enbridge Management, Enbridge Partners and Enbridge, Inc. with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Shares described herein, nor shall there be any sale of these Shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. When available, copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the underwriters as follows:

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (800) 831-9146

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (866) 803-9204

Morgan Stanley

Attention: Prospectus Department

180 Varick Street, 2nd Floor

New York, NY 10014

Telephone: (866) 718-1649

Email: prospectus@morganstanley.com

Enbridge Energy Management, L.L.C. manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 17 percent interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) is the general partner of Enbridge Partners and holds an approximate 21 percent interest in Enbridge Partners.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing crude oil production from western Canada.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our or Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to Enbridge Partners’ tariff rates; and (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to ours and Enbridge Partners’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including ours and their Annual Report on Form 10-K for the most recently completed fiscal year and subsequently filed Quarterly Reports on Form 10-Q for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov).

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:
Sanjay Lad	Terri Larson
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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